Exhibit 10.4

This SECOND AMENDMENT AGREEMENT, dated as of April 30, 2003 (this “Agreement”), is among the parties to that certain Amended and Restated Credit Agreement, dated as of October 12, 2001 (as amended to the date hereof, the “Credit Agreement”), among LONGS DRUG STORES CALIFORNIA, INC., a California corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender, and FLEET NATIONAL BANK, as Syndication Agent and L/C Issuer.

The parties hereto agree as follows:

Section 1.                                            Definitions.  Terms defined in the Credit Agreement as amended hereby are used herein with the same meanings unless otherwise defined herein.

Section 2.                                            Amendments to the Credit Agreement.  The Credit Agreement is hereby amended:

(a)                                  To amend and restate the definition of “Applicable Rate” in Section 1.01 in its entirety as follows:

Applicable Rate

Pricing Level	Consolidated Adjusted Total Debt to Consolidated Adjusted EBITDAR Ratio	Commitment Fee	Eurodollar Rate	Base Rate
1	≥3.00:1	0.350%	1.750%	0.250%
2	≥ 2.50:1 but < 3.00:1	0.300%	1.500%	0.000%
3	≥ 2.00:1 but < 2.50:1	0.250%	1.250%	0.000%
4	≥ 1.50 but< 2.00	0.225%	1.125%	0.000%
5	< 1.50:1	0.200%	1.000%	0.000%

(b)                                 To insert new defined terms (in appropriate alphabetical order) in Section 1.01 as follows:

“Asset Coverage Ratio” means, at any time for the Parent and its Subsidiaries on a consolidated basis, the ratio of (a) (i) 70% of pharmacy and other receivables (net) plus (ii) 55% of the sum, without duplication, of merchandise inventories (net) and the LIFO reserve to (b) (i) Consolidated Funded Indebtedness plus (ii) the aggregate undrawn face amount of all outstanding standby letters of credit (including standby Letters of Credit hereunder) and all unreimbursed drawings under such letters of credit.

“Consolidated Adjusted EBITDAR” means, for any four fiscal quarter period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to Adjusted Consolidated Net Income, plus or minus (as indicated) the following, without duplication, to the extent (unless otherwise stated) used or included in the determination of such Adjusted Consolidated Net Income: plus (a) Consolidated Interest Charges, plus (b) Consolidated Rent Expense, plus (c) the amount of taxes, based on or measured by income, plus (d) the amount of depreciation and amortization expense, plus (e) non-cash, non-recurring charges, minus (f) non-recurring gains, minus (g) undistributed earnings from joint ventures, plus (h) the amount of all reserves (including those for employee severance and lease termination expense) taken with respect to the stores of the Parent and its Subsidiaries actually closed during such period (provided that the total amount of such reserves added under this clause (h) attributable to any single fiscal year cannot exceed $40,000,000) and minus (i) the amount of all cash expenditures during such period made in connection with store closures, including payments in connection with employee severance and monthly lease and termination payments on all closed store locations of the Parent and its Subsidiaries and without regard to whether such cash expenditures were used or included in the determination of Adjusted Consolidated Net Income for such period.

(c)                                  To delete the defined term “Consolidated EBITDAR” and substitute therefor the new defined term “Consolidated Adjusted EBITDAR” wherever it appears in the Credit Agreement.

(d)                                 To amend and restate the definitions of “Fixed Charge Coverage Ratio” and “Letter of Credit Sublimit” in Section 1.01 in their entirety as follows:

“Fixed Charge Coverage Ratio” means for any four fiscal quarter period the ratio of (a) Consolidated Adjusted EBITDAR to (b) the sum, without duplication, of (i) Consolidated Interest Charges, (ii) Consolidated Rental Expense, (iii) the amount by which all distributions from the Borrower to the Parent during such period exceeded purchases of the capital stock of the Parent made by the Parent during such period which did not violate the provisions of Section 7.05(d), and (iv) the total amount of all principal payments of Indebtedness of the Borrower scheduled to occur during such period.

*   *   *

“Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $50,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

(e)                                  To amend and restate Section 7.05(d) in its entirety as follows:

(d)                                 So long as no Default has occurred and is continuing or would result therefrom, (i) Borrower may make distributions to Parent and (ii) Borrower may purchase, or may make distributions to the Parent for the purpose of the Parent purchasing, shares of capital stock of the Parent for a total consideration not exceeding $50,000,000 for all such purchases by the Borrower and the Parent, taken together, in any fiscal year of the Parent; provided that to the extent that such purchases in any fiscal year ending after January 30, 2003, are less than $50,000,000, the maximum amount of such purchases permitted for the subsequent fiscal year shall be increased (but not by more than $10,000,000) by the amount of such shortfall.

(f)                                    To amend and restate Section 7.14(a) in its entirety as follows:

(a)                                  The Fixed Charge Coverage Ratio (A) as of the end of any fiscal quarter ending on or after October 25, 2001 and on or prior to April 25, 2002, shall be equal to or greater than 2.30 to 1.00, (B) as of the end of any fiscal quarter ending on or after July 26, 2002, and prior to January 25, 2003, shall be equal to or greater than 2.40 to 1.00, and (C) as of the end of any fiscal quarter ending on or after January 25, 2003, be equal to or greater than 1.65 to 1.00.

(g)                                 To amend and restate Section 7.14(c) in its entirety as follows:

(c)                                  The Consolidated Adjusted Total Debt to Consolidated Adjusted EBITDAR Ratio as of the end of any fiscal quarter shall be equal to or less than 3.50 to 1.00.

(h)                                 To add a new subsection (d) to Section 7.14 as follows:

(d)                                 The Asset Coverage Ratio as of the end of any fiscal quarter shall not be less than 1.25 to 1.00.

(i)                                     To amend the form of Compliance Certificate, Exhibit D to the Credit Agreement, to reflect the amendments set forth in subsections (b), (c), (d), (f), (g), and (h) above.

Section 3.                                            Limited Waiver.  Lenders hereby waive any Event of Default under the Credit Agreement existing on the Effective Date resulting from the Borrower’s failure to comply with the Credit Agreement but only to the extent that such Event of Default will not exist after giving effect to the amendments set forth in Section 2 of this Agreement.

Section 4.                                            Effect.  Except as specifically set forth herein, this Agreement does not limit, modify, amend, waive, grant any consent with respect to, or otherwise affect (a) any right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document or (b) any provision of the Credit Agreement or any other Loan Documents, all of which shall remain in full force and effect and are hereby ratified and confirmed.  This Agreement does not entitle, or imply any consent or agreement to, any further or future modification of, amendment to, waiver of, or consent with respect to any provision of the Credit Agreement or any other Loan Document.

Section 5.                                            Fees.

(a)                                  On or before the time this Agreement becomes effective pursuant to Section 7 hereof, the Borrower shall pay to the Administrative Agent for the account of each Lender who has consented hereto before the time the Administrative Agent gives notice of the effectiveness hereof pursuant to such Section 7, an amendment fee (collectively, the “Amendment Fee”) equal to 0.125% of such Lender’s Commitment.

(b)                                 The Borrower shall pay an amendment arrangement fee to the Arranger for the

Arranger’s own account, in the amounts and at the times specified in the letter agreement, dated April 10, 2003 (the “Amendment Fee Letter”), between the Borrower, the Arranger and Bank of America.

(c)                                  The fees payable pursuant to this Section are fully earned and non-refundable when paid.

Section 6.                                            Costs.  The Borrower shall pay all fees, costs, and expenses of any kind (including the reasonable fees and disbursements of counsel) incurred by the Administrative Agent in connection with the negotiation, preparation, and execution of this Agreement and the other documents contemplated hereby.

Section 7.                                            Conditions of Effectiveness.  This Agreement shall become effective as of the date hereof (the “Effective Date”) when the conditions set forth below are satisfied (or waived in accordance with the provisions of the Credit Agreement), and the Administrative Agent gives notice of such effectiveness as below provided:

(a)                                  Counterparts of this Agreement.  Receipt by the Administrative Agent of counterparts hereof signed by the Borrower and the Required Lenders;

(b)                                 Fees.  Receipt by the Administrative Agent for the account of the consenting Lenders of the Amendment Fee and receipt by the Arranger of all fees then required to be paid to the Arranger under the Amendment Fee Letter;

(c)                                  Payment of Certain Amounts.  Payment of all fees, costs, and expenses specified in Section 6 of this Agreement (including the fees, costs, and expenses of counsel to the Administrative Agent) and notified by the Administrative Agent to the Borrower; and

(d)                                 Corporation Documents.  Receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of Borrower, the corporate authority for and the validity of this Agreement, and any other agreements, documents, instruments, or matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

provided that this Agreement shall not become effective or be binding on any party hereto unless the foregoing conditions are satisfied or waived as above provided no later than May 1, 2003.  Promptly upon the occurrence thereof, the Administrative Agent shall notify the Borrower, Parent, L/C Issuer, and each Lender of the effectiveness of this Agreement.

Section 8.                                            Representations and Warranties.  Borrower represents and warrants that:

(a)                                  The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental body, agency or official, except as this Agreement may be required to be filed with respect to state or federal securities law provisions, and the execution, delivery and performance by the Borrower of this Agreement do not contravene, or constitute a default under, any provision of applicable law or regulations or of the certificate or articles of incorporation or the by-laws of Borrower or any of its Subsidiaries, or any material agreement, judgment, injunction, order, decree or other instrument binding upon Borrower or any of its Subsidiaries or any assets of Borrower or any of its Subsidiaries, or result in the creation or imposition of any lien on any asset of the Borrower or any of its Subsidiaries.

(b)                                 This Agreement constitutes the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors’ rights, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)                                  After giving effect to this Agreement, no Default has occurred and is continuing, and after giving effect to this Agreement, the representations and warranties of Borrower contained in the Credit Agreement and the other Loan Documents delivered pursuant thereto are true and correct in all material respects as of the date hereof as if made on the date hereof, unless they specifically relate to an earlier date.

Section 9.                                            Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original with the same effect as if all the signatures were on the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of the signature page to this Agreement by telecopier shall thereafter promptly deliver a manually executed counterpart of this Agreement, but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 10.                                      Governing Law, Submission to Jurisdiction, and Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA (PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW) AND IS SUBJECT TO THE PROVISIONS OF SECTIONS 10.17 and 10.18 OF THE CREDIT AGREEMENT, RELATING TO SUBMISSION TO JURISDICTION AND WAIVER OF JURY TRIAL, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE HEREBY INCORPORATED HEREIN IN FULL.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	LONGS DRUG STORES CALIFORNIA, INC.

	By	/s/ Steven F. McCann
(One of Two Required and Authorized Signatures)
	Title:	Senior Vice President
Chief Financial Officer & Treasurer

	And by	/s/ William J. Rainey
Title: Secretary

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By	/s/ Ken Puro
	Name:	Ken Puro
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender and Swing Line Lender

	By	/s/ Ronald J. Drobny
	Name:	Ronald J. Drobny
	Title:	Senior Vice President

FLEET NATIONAL BANK, as a Lender, Syndication Agent, and L/C Issuer

	By	/s/ Stephen J. Garvin
	Name:	Stephen J. Garvin
	Title:	Managing Director

BANK OF HAWAII

By	/s/ Dana Takushi
Name:	Dana Takushi
Title:	Vice President

WASHINGTON MUTUAL BANK

By	/s/ Tony Yee
Name:	Tony Yee
Title:	Assistant Vice President

UNION BANK OF CALIFORNIA, N.A.

By	/s/ Theresa L. Rocha
Name:	Theresa L. Rocha
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Janet Jordan
Name:	Janet Jordan
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Jeff Bailard
Name:	Jeff Bailard
Title:	Vice President